Exhibit 23.1

Consent of KPMG LLP, Independent Registered Public Accounting Firm

The Board of Directors

KAR Holdings, Inc.:

We consent to the use of our reports included herein relating to the consolidated financial statements of KAR Holdings, Inc. as of December 31, 2007 and 2006 and for the year ended December 31, 2007; the consolidated financial statements of ADESA, Inc., and subsidiaries (ADESA) as of April 19, 2007 and December 31, 2006 and for the period ended April 19, 2007 and for the year ended December 31, 2006; and the consolidated financial statements of Insurance Auto Auctions, Inc. and subsidiaries (IAAI) as of April 19, 2007 (Successor) and December 31, 2006 (Successor) and for the period ended April 19, 2007 (Successor), for the year ended December 31, 2006 (Successor), for the period from May 25, 2005 to December 25, 2005 (Successor) and for the period from December 27, 2004 to May 24, 2005 (Predecessor) and to the reference to our firm under the heading “Experts” in the registration statement. Our report on the financial statements of ADESA refers to the adoption in 2007 of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” and in 2006 of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.” Our report on the financial statements of IAAI refers to the adoption in 2006 of Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements,” and Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.”

/s/ KPMG LLP

Indianapolis, Indiana

August 20, 2008